UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): May 11, 2010

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 11, 2010, Repros Therapeutics Inc. (the “Company”) received a letter from the Nasdaq Hearings Panel (the "Panel") confirming that the Company has met the minimum stockholders' equity requirement for continued listing on the Nasdaq Capital Market, and the Panel has determined to continue the listing of the Company's securities on the Nasdaq Stock Market.  The Panel's decision does not address the pending potential bid price deficiency because no delisting determination notice has been issued and, thus, such matter is not yet ripe for the Panel's consideration.

The Company continues to have until June 14, 2010 to maintain the required minimum bid price for continued listing.  During the Company's annual stockholders' meeting to be held on May 17, 2010, the Company's stockholders will vote on a proposal to grant the board of directors of the Company the authority to effect a reverse split of its common stock within one year of such annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the board of directors of the Company, for purposes of maintaining its listing on the Nasdaq Capital Market.  There can be no assurance that the stockholders of the Company will approve this proposal or that the Company will be able to maintain its listing on the Nasdaq Capital Market.  If the Company cannot demonstrate compliance with the required minimum bid price by June 14, 2010, the Company's securities will be subject to immediate delisting.  If necessary, the Company may appeal any decision by Nasdaq to delist its securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: May 13, 2010

	By:	/s/ Joseph S. Podolski
Joseph S. Podolski
President and Chief Executive Officer